Exhibit 99 to Form 3 for
                               CNE Group Inc. on
                         Behalf of Thomas L. Sullivan, Jr.


Note 1: The reported securities are attached to 2,433,969 shares of CNE Group,Inc. Class C Preferred Stock acquired on April 23, 2003